EXHIBIT 23.5

RP FINANCIAL, LC.

Financial Services Industry Consultants

February 25, 2004

Board of Directors

Partners Trust, MHC

Partners Trust Financial Group, Inc.

233 Genesee Street

Utica, New York 13501

Members of the Board of Directors:

We hereby consent to the use of our firm’s name in the Form S-1 Registration Statement for Partners Trust Financial Group, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of and references to our Appraisal and our statement concerning subscription rights in such filings including the prospectus of Partners Trust Financial Group, Inc.

Sincerely,

Senior Vice President

Washington Headquarters
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Arlington, VA 22209	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com